EXHIBIT 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES FISCAL THIRD QUARTER AND FISCAL 2023 YEAR-TO-DATE RESULTS

TULSA, OK, January 5, 2023—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC), a publishing company specializing in books and educational products for children, today reports financial results for the third quarter and year-to-date ended November 30, 2022.

Third Quarter Highlights Compared to the Prior Year Third Quarter

●	Net revenues were $30.3 million, a decrease of $14.8 million, or 32.8%, compared to $45.1 million.
●	Average active direct-sales consultants totaled 27,100 compared to 41,500.
●	Earnings before income taxes were $0.0 million, a decrease of $3.6 million, compared to $3.6 million.
●	Net earnings totaled $0.0 million, compared to $2.6 million, a decrease of $2.6 million.
●	Earnings per share totaled $0.00, compared to $0.31, on a fully diluted basis.

Year-to-Date Highlights Compared to the Prior Year

●	Net revenues of $72.8 million, a decrease of $46.1 million, or 38.8%, compared to $118.9 million.
●	Average active UBAM sales consultants totaled 28,700 compared to 47,300.
●	Earnings (loss) before income taxes were $(0.8) million, a decrease of $11.7 million, or 107.3%, compared to $10.9 million.
●	Net earnings (loss) totaled $(0.6) million, compared to $8.0 million, a decrease of $8.6 million, or 107.5%.
●	Earnings (loss) per share totaled $(0.07), compared to $0.94, down 107.4% on a fully diluted basis.

“While sales continued to be impacted by high inflation and soaring food and fuel costs, our sales volumes grew over 50% on a sequential basis as our third quarter is seasonally our strongest quarter. During the quarter, we offered additional discounts and increased sales incentives to further energize our salesforce and recruiting efforts. While these market decisions did impact our bottom line during the quarter, they were designed to accelerate sales, converting excess inventory into cash faster to pay down our creditors and reduce our working capital line of credit. During the third quarter we also made strategic changes to improve future profitability, including increasing the amount we charge for freight on outbound shipments, along with several other cost reductions,” stated Craig White, President and CEO of Educational Development Corporation. “Our business has a long history of profitability and our core pricing, product costs and sales compensation fundamentals remain unchanged. While we are challenged by recent macro-economic pressures, we continue to face these pressures ‘head on’ and are working diligently to restore profitability to historical levels.”

“We remain highly enthusiastic as several recently announced developments within our direct sales division will create additional momentum, not just in our fourth quarter, but as we move into fiscal 2024 and beyond. During the third quarter we saw stabilization in our average number of active consultants. We have seen our active consultant levels begin to rebound while our leader level consultants remain at historically high numbers. Like most direct sales companies, our leaders drive the majority of our sales and new recruits. Maintaining our high levels of leadership during these difficult inflationary times gives us confidence for the future of our salesforce. Additionally, we have historically experienced increased active consultants during inflationary periods as families look for non-traditional income to offset the rising costs within their households.”

“Another milestone we recently accomplished was the strategic rebranding of our direct sales division. Rebranding our direct sales division was a significant project and accomplishment from our sales and marketing teams. I was proud to share the stage with Heather Cobb, our Chief Sales and Marketing Officer, as we announced the new divisional name, PaperPie, at the December 28th Nasdaq closing bell. On January 3, 2023, we completed the rebranding of our e-commerce and Back-Office online platforms to PaperPie. This new name allows us to better showcase our full product offering and allows us to build a recognizable name unique to our Company. Our entire organization and our sales consultants are rejuvenated by this rebranding and we look forward to the associated sales and recruiting.”

“Along with our rebrand, we are rolling out our new product line SmartLab Toys. We are excited to introduce this S.T.E.A.M. based new product line, to not only our PaperPie customers but also our retail accounts. Many of our retail customers have historically carried SmartLab Toys and are excited about our new ownership and planned product rollout in January 2023.”

“We have made a lot of positive changes over the past year and we are excited to ‘Turn the Page’ into 2023,” concluded Mr. White.

Pre-COVID, COVID Impacted and Current Year Comparison

Due to the significant positive impact of the COVID-19 pandemic on our business in previous years, we are providing the additional tables below to show pre-COVID, COVID impacted and current financial results for the fiscal year-to-date and fiscal third quarter:

QUARTERLY RESULTS (THIRD FISCAL QUARTER)
	Pre-COVID	COVID Impacted	COVID Impacted	Current Year
Period	Q3 FY 2020	Q3 FY 2021	Q3 FY 2022	Q3 FY 2023
Average # of Consultants	33,600	57,200	41,500	27,100
Net Revenues	40,824,600	66,750,300	45,112,300	30,269,400
Net Earnings	2,735,800	4,269,600	2,646,600	900
After tax profit %	6.7%	6.4%	5.9%	0.0%

YEAR-TO-DATE RESULTS (THROUGH THIRD FISCAL QUARTER)
	Pre-COVID	COVID Impacted	COVID Impacted	Current Year
Period	FY 2020	FY 2021	FY 2022	FY 2023
Average # of Consultants	32,900	45,200	47,300	28,700
Net Revenues	92,850,000	164,292,100	118,914,600	72,848,700
Net Earnings (loss)	5,107,000	10,455,700	7,982,900	(585,200)
After tax profit %	5.5%	6.4%	6.7%	(0.8%)

PaperPie’s net revenues decreased $15.9 million, or 38.4%, to $25.5 million during the three months ended November 30, 2022, when compared to $41.4 million during the same period a year ago. The average number of active consultants in the third quarter of fiscal 2023 was 27,100, a decrease of 14,400, or 34.7%, from 41,500 average active consultants selling in the third quarter of fiscal 2022.

Net revenues from our Publishing division increased $1.1 million, or 29.7%, to $4.8 million during the three months ended November 30, 2022, when compared to $3.7 million during the same period a year ago. During fiscal 2023, we entered into a new distribution agreement (“Agreement”) with Usborne. Under the terms in our new Agreement, the Company no longer has the rights to distribute Usborne’s products to retail customers after November 15, 2022, at which time Usborne will use a different distributor to supply retail accounts with their products. The November 15th transition date, at Usborne’s request, was extended until January 31, 2023. The transition between distributors brought disruption concerns to many of our retail customers and resulted in additional sales orders before the November 15th transition date.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended November 30,		Nine Months Ended November 30,
	2022	2021	2022	2021
NET REVENUES	$30,269,400	$45,112,300	$72,848,700	$118,914,600

EARNINGS (LOSS) BEFORE INCOME TAXES	1,200	3,602,600	(819,200)	10,921,300

INCOME TAXES	300	956,000	(234,000)	2,938,400
NET EARNINGS (LOSS)	$900	$2,646,600	$(585,200)	$7,982,900

DIVIDENDS PER SHARE	$-	$0.10	$-	$0.30

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING
Basic	8,058,349	8,029,060	8,075,528	8,028,973
Diluted	8,249,069	8,430,221	8,075,528	8,449,183

Third Quarter Fiscal 2023 Earnings Call

Date: Thursday, January 5, 2023

Time: 3:30 PM CT (4:30 PM ET)

Dial-in number: (888) 396-8049

Conference ID: 88833788

The conference call will be broadcast live and audio replays will be available following the event at www.edcpub.com/investors.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser or Jean Marie Young, (214) 872-2710

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2022, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2022 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.